Exhibit 10.2

EMPLOYEE MATTERS AGREEMENT

by and among

Verizon Communications Inc.,

New Communications Holdings Inc.

and

Frontier Communications Corporation

dated as of May 13, 2009

Page

(continued)

Page

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(continued)

EXHIBITS

Exhibit A.	Actuarial Assumptions and Methods for Pension Asset Transfer
Exhibit B.	Sales Commissions Programs
Exhibit C.	Short Term Incentive Programs
Exhibit 2.1.	Collective Bargaining Agreements

SCHEDULES

Schedule 4.1(d).	Minimum Severance Benefits for Non-Union Employees
Schedule 4.1(e).	Performance and Bonus Opportunities
Schedule 5.2(c)(ii).	Letter of Direction

-iii-

Employee Matters Agreement

This Employee Matters Agreement (this “Agreement”), dated as of May 13, 2009 is by and among Verizon Communications Inc., a Delaware corporation (“Verizon”), New Communications Holdings Inc. (“Spinco”), a Delaware corporation, and Frontier Communications Corporation, a Delaware corporation (“Frontier”) (each a “Party” and collectively, the “Parties”), and effective as of the Effective Time of the Merger Agreement (except that certain obligations under this Agreement, which apply by their express terms before the Effective Time, shall be effective as of the first date the obligation applies under the terms of this Agreement).

WHEREAS, the Board of Directors of Verizon has determined that it is in the best interests of Verizon and its stockholders to reorganize the Spinco Business (as defined below) such that such business will be owned or operated by one or more subsidiaries of ILEC Spinco Holdings Inc. and the Non-ILEC Spinco Subsidiary and to separate Spinco into an independent company that will simultaneously merge with and into Frontier, an independent public company;

WHEREAS, in furtherance of the foregoing, Verizon and Spinco have entered into a Distribution Agreement, dated as of May 13, 2009 (the “Distribution Agreement”) that will govern the terms and conditions relating to the separation between Verizon and Spinco;

WHEREAS, in furtherance of the foregoing, Verizon, Spinco and Frontier have entered into a Merger Agreement, dated as of May 13, 2009 (the “Merger Agreement”) that will govern the terms and conditions relating to the merger of Spinco with and into Frontier;

WHEREAS, in connection with the foregoing, Verizon, Spinco and Frontier have agreed to enter into this Agreement for the purpose of allocating current and former employees and employment related assets, liabilities, and responsibilities with respect to employee compensation and benefits, collective bargaining and other employment related matters; and

           WHEREAS, the parties to this Agreement intend that, in accordance with the terms and conditions set forth herein, the Spinco Employees (as defined below) shall maintain uninterrupted continuity of employment, compensation and benefits and, also, with respect to union represented employees, uninterrupted continuity of representation for purposes of collective bargaining and uninterrupted continuity of coverage under their collective bargaining agreements throughout each of the internal restructurings and the merger as contemplated by the Distribution Agreement and the Merger Agreement, including, but not limited to, the Internal Spinoffs, the Internal Restructurings, the Contribution, the Distribution and the Merger.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the Parties agree as follows:

ARTICLE I.
DEFINITIONS

                Section 1.1.    Definitions

“Affiliate” has the meaning ascribed to it in the Distribution Agreement.

“Agreement” means this Employee Matters Agreement, and all exhibits, schedules, appendices and annexes hereto.

“Benefit Payments” has the meaning ascribed to it in Section 5.2(c).

“COBRA” has the meaning ascribed to it in Section 6.3.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Contributing Companies” has the meaning ascribed to it in the Distribution Agreement.

“Contribution” has the meaning ascribed to it in the Distribution Agreement.

“Distribution” has the meaning ascribed to it in the Distribution Agreement.

“Distribution Agreement” has the meaning ascribed to it in the second recital to this Agreement.

“Distribution Date” has the meaning ascribed to it in the Distribution Agreement.

“EDP” means the Verizon Executive Deferral Plan.

“Effective Time” has the meaning ascribed thereto in the Merger Agreement.

“ESP” means the Verizon Excess Savings Plan.

“Final Asset Transfer” has the meaning ascribed to it in Section 5.2(c).

“Former Spinco Employee” means any individual who had at any time provided services in respect of the Spinco Business, but as of the Effective Time, (i) is receiving long-term disability benefits, or (ii) is neither then actively employed by the Spinco Business, nor then on an approved Leave of Absence or Layoff with Right of Recall from any member of the Verizon or Spinco Groups.

“Former Verizon Business Employees” means any Spinco Employee who was at any time employed in the Verizon Business Operations and participated in a Verizon Business Plan.

“Frontier” means Frontier Communications Corporation.

“Frontier FSA” has the meaning ascribed to it in Section 6.2(c).

“Frontier Group” means Frontier and the Frontier Subsidiaries.

“Frontier Indemnitees” means Frontier and each Affiliate of Frontier immediately after the Effective Time and each of their respective present and former Representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

“Frontier Liabilities” means the liabilities assumed by Frontier pursuant to Section 11.1(b) hereof.

“Frontier Subsidiaries” mean all direct and indirect Subsidiaries of Frontier immediately after the Effective Time.

“FRP” means the Verizon Flexible Reimbursement Plan.

“FRP Participants” has the meaning set forth in Section 6.2(c).

“Governmental Authority” has the meaning set forth in the Merger Agreement.

“GTE” has the meaning ascribed to it in the Distribution Agreement.

“IDP” means the Verizon Income Deferral Plan.

“ILEC Holdings” means ILEC Spinco Holdings, Inc.

“ILEC CBAs” means any and all collective bargaining agreements in effect on the date hereof governing the wages, hours, terms and conditions of employment of any Spinco Employee, including, but not limited to, MOAs, MOUs, letters of agreement and letters of understanding, and any extensions or replacements thereof, each of which is listed on Exhibit 2.1 hereof and all collective bargaining practices of the applicable member of the Verizon Group to the extent said collective bargaining practices are binding on the applicable member of the Verizon Group.

“Indemnifiable Losses” means all Losses, Liabilities, damages, claims, demands, judgments or settlements of any nature or kind, including, but not limited to, all costs and expenses (legal, accounting or otherwise) that are reasonably incurred relating thereto, suffered by an Indemnitee, including, but not limited to, any costs or expenses of enforcing any indemnity hereunder that are reasonably incurred and all Taxes resulting from indemnification payments hereunder.

“Indemnifying Party” means a Person that is obligated under this Agreement to provide indemnification.

“Indemnitee” means a Person that may seek indemnification under this Agreement.

“Initial Asset Transfer” has the meaning ascribed to it in Section 5.2(c).

“Internal Restructurings” has the meaning set forth in Section 2.1(a).

“Internal Spinoffs” have the meaning set forth in the Merger Agreement.

“Layoff with Right of Recall” means any Represented Employee who has been formally laid off by any member of the Verizon Group or the Spinco Group under circumstances that entitle such Represented Employee to a right of recall by his or her employer and whose period of eligibility for recall pursuant to the ILEC CBAs has not expired as of the Effective Time.

“Leave of Absence” means a leave from active employment that is expected to continue following the Effective Time and that (i) was granted in accordance with the applicable policies and procedures (including, but not limited to, any policy or procedures implemented to comply with the United Services Employment and Reemployment Rights Act, the Family Medical Leave Act or similar state laws) of a member of the Verizon Group or (ii) arose due to an illness or injury that results in the individual being eligible for short-term disability benefits, accident benefits or workers’ compensation under the Verizon short-term disability or accident plan or state law.  For the avoidance of doubt, any employee who is not at work on the day of the Effective Time due to vacation, sickness or accident that has not qualified the individual for short-term disability or accident benefits, workers’ compensation or other temporary absence, but whose employment continues in accordance with the Verizon Group’s employment policies (such as due to the use of personal days), shall be considered to be actively at work on the day of the Effective Time.  Any individual who is receiving long term disability benefits at the Effective Time shall not be considered to be on a “Leave of Absence” for purposes of this definition.

“Liabilities” means any and all obligations, benefit entitlements, losses, claims, charges, debts, demands, actions, costs and expenses (including, but not limited to, those arising under any contract, collective bargaining agreement, or Plan, and administrative and related costs and expenses of any plan, program, or arrangement), of any nature whatsoever, whether absolute or contingent, vested or unvested, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising.

“Losses” has the meaning ascribed to it in the Merger Agreement.

“Merger” has the meaning ascribed to it in the Merger Agreement.

“Merger Agreement” has the meaning ascribed to it in the third recital to this Agreement.

“Mid-Atlantic Associates Plan” means the Verizon Pension Plan for Mid-Atlantic Associates.

“Non-ILEC Spinco Subsidiary” has the meaning set forth in the Distribution Agreement.

“Original Option” has the meaning ascribed to it in Section 8.2.

“Outstanding Awards” has the meaning ascribed to it in Section 8.1.

“Party” has the meaning ascribed to it in the preamble to this Agreement.

“Parties” has the meaning ascribed to it in the preamble to this Agreement.

“PBO” has the meaning ascribed to it in Section 5.2(b).

“Pension Plan Asset Transfer Amount” means, in the case of a transfer of assets and liabilities from a Verizon Pension Plan to a Spinco Pension Plan, the amount required to be transferred pursuant to Section 5.2.

“Person” has the meaning ascribed to it in the Distribution Agreement.

“PSU” has the meaning ascribed to it in Section 8.3.

“Record Date” has the meaning ascribed to it in the Distribution Agreement.

“Record Date Option” has the meaning ascribed to it in Section 8.4.

“Remaining Option” has the meaning ascribed to it in Section 8.2.

“Represented Employee” means any Spinco Employee whose wages, hours, terms and conditions of employment are governed by an ILEC CBA.

“Retained Employee” means any individual who, as of the Effective Time, (i) is actively employed by, or on an approved Leave of Absence or Lay-off with Right of Recall from, a member of the Verizon Group or the Spinco Group, (ii) had been primarily employed in the Spinco Business and (iii) whose employment a member of the Verizon Group determines not to transfer to a member of the Frontier Group.

“Representative” means, with respect to any Person, any of such Person’s directors, managers or persons acting in a similar capacity, officers, employees, agents, consultants, financial and other advisors, accountants, attorneys and other representatives.

“RSU” has the meaning ascribed to it in Section 8.3.

“Sales Commission Program” means the programs listed on Exhibit B of this Agreement.

“Short Term Incentive Plan” means the Plans listed on Exhibit C of this Agreement.

“Spinco Business” has the meaning ascribed to it in the Distribution Agreement.

“Spinco Common Stock” has the meaning ascribed to it in the Distribution Agreement.

“Spinco Dependents” means, with respect to any Spinco Employee, any individual who, by virtue of a relationship with a Spinco Employee, is eligible to receive benefits under the terms of any applicable Verizon Pension Plan, Verizon Savings Plan, or Verizon Welfare Plan immediately prior to the Effective Time.  For the avoidance of doubt, a Spinco Dependent only includes those persons who actually meet the relevant plan’s requirements to be a dependent as of an applicable time.

“Spinco Employee” means any individual who at the Distribution Date (i) is either (A) actively employed (whether on a full or part-time basis) by, or (B) on a Leave of Absence or Layoff with Right of Recall from, a member of the Spinco or Verizon Group, and whose primary duties at the Effective Time (or, in respect of an individual on a Leave of Absence or Layoff with Right of Recall, on his or her last date of active employment) were related to the Spinco Business, and (ii) is not a Retained Employee.

“Spinco Excess Pension Plan” has the meaning given to it in Section 5.1.

“Spinco Group” has the meaning set forth in the Distribution Agreement.

“Spinco Liabilities” means the liabilities assumed by Spinco pursuant to Section 11.1(a) hereof.

“Spinco Management Pension Plan” has the meaning ascribed to it in Section 5.1.

“Spinco Management Savings Plan” has the meaning ascribed to it in Section 7.1(a).

“Spinco Mirror Plans” means the Spinco Welfare Plans, the Spinco Management Pension Plan, the Spinco Union Pension Plans, the Spinco Excess Pension Plan, the Spinco Management Savings Plan and the Spinco Union Savings Plans.

“Spinco Pension Plans” mean the Spinco Management Pension Plan, the Spinco Excess Pension Plan and the Spinco Union Pension Plans.

“Spinco Plan” means any plan, policy, program, payroll practice, on-going arrangement, contract, trust, insurance policy or other agreement or funding vehicle, whether written or unwritten, maintained or sponsored by any member of the Spinco Group or Frontier Group that will provide compensation or benefits to any Spinco Employee or Spinco Dependent.

“Spinco Savings Plans” has the meaning ascribed to it in Section 7.1(a).

“Spinco Subsidiary” has the meaning set forth in the Distribution Agreement.

“Spinco Trust” has the meaning ascribed to it in Section 5.2(c).

“Spinco Union Pension Plans” has the meaning ascribed to it in Section 5.1(b).

“Spinco Union Savings Plans” has the meaning ascribed to it in Section 7.1(a).

“Spinco Welfare Plans” has the meaning ascribed to it in Section 6.2.

“Stand-Alone Plan” means each of the GTE California Incorporated Plan for Hourly-Paid Employees’ Pensions, the GTE Florida Incorporated Plan for Hourly-Paid Employees’ Pensions, the GTE North Incorporated Pension Plan for Hourly-Paid Employees of Wisconsin, the GTE North Incorporated Pension Plan for Hourly-Paid Employees of Ohio, the GTE North Incorporated Pension Plan for Hourly-Paid Employees of Michigan, the GTE North Incorporated Pension Plan for Hourly-Paid Employees of Illinois, the GTE Northwest Incorporated Plan for Hourly-Paid Employees’ Pension (Washington, Oregon and Idaho), the GTE South Incorporated (Southeast) Plan for Hourly-Paid Employees’ Pensions (North Carolina and South Carolina), the GTE Southwest Incorporated Plan for Hourly-Paid Employees’ Pensions (Arizona and Nevada), and the GTE Supply Pension Plan for Union Represented Employees (including as components the GTE Midwest Incorporated Plan for Hourly-Paid Employees’ Pensions and the GTE North Incorporated Pension Plan for Hourly-Paid Employees of Indiana (Indiana, Illinois, Michigan, Ohio and Wisconsin)).

“Subsidiary” has the meaning set forth in the Merger Agreement.

“Taxes” has the meaning ascribed to it in the Merger Agreement.

“Territory” has the meaning ascribed to it in the Distribution Agreement.

“Third-Party Claim” has the meaning ascribed to it in the Merger Agreement.

“Time-Off Benefits” has the meaning ascribed to it in Section 6.6.

“Unavailable Employee” has the meaning ascribed to it in Section 4.3.

“Verizon” means Verizon Communications Inc.

“Verizon Business Operations” means the operations of Verizon Business, a division of Verizon.

“Verizon Business Plans” means the Pension Plan for Employees of MCI Communications Corporation and Subsidiaries and the Western Union (WIDS) Pension Plan.

“Verizon Common Stock” has the meaning ascribed to it in the Distribution Agreement.

“Verizon Employee” means any individual who, at the relevant time, is actively employed by, or on an approved leave of absence or lay-off with right of recall from, a member of the Verizon Group.

“Verizon Excess Plan” has the meaning ascribed to it in Section 5.1.

“Verizon Group” means Verizon and the Verizon Subsidiaries.

“Verizon Indemnitees” means Verizon, each Affiliate of Verizon immediately after the Contribution and each of their respective present and former Representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

“Verizon Liabilities” means all Liabilities of Verizon or any of the Verizon Subsidiaries.  In no event shall the term Verizon Liabilities include any Liabilities that are transferred from or otherwise cease to be Liabilities of any member of the Verizon Group pursuant to this Agreement or that are to, or have become, Spinco Liabilities.

“Verizon Management Savings Plan(s)” means the Verizon Savings Plan for Management Employees and the Verizon Business Savings Plan.

“Verizon Plan” means any plan, policy, program, payroll practice, on-going arrangement, contract, trust, insurance policy or other agreement or funding vehicle, whether written or unwritten, maintained or sponsored by Verizon or any of its Subsidiaries or Affiliates (or any of their respective predecessors) at any time on or prior to the Distribution Date for the purpose of providing compensation or benefits to any current or former employee of any such person.

“Verizon Pension Plans” mean the VMPP, the Verizon Excess Plan, the Mid-Atlantic Associates Plan and each of the Stand Alone Plans.

“Verizon Pre-Distribution Stock Value” means the closing price per share of Verizon Common Stock trading on the “regular way” basis (based on the reported value inclusive of the right to participate in the Distribution) on the Distribution Date.

“Verizon Post-Distribution Stock Value” means the opening price per share of Verizon Common Stock on the first trading day following the Distribution Date.

“Verizon Savings Plans” mean the Verizon Management Savings Plan and the Verizon Union Savings Plans.

‘‘Verizon Share Ratio” means the quotient obtained by dividing the Verizon Pre-Distribution Stock Value by the Verizon Post-Distribution Stock Value; provided, however, that in no event shall the Verizon Share Ratio be less than one.

“Verizon Stock Option” has the meaning ascribed to it in Section 8.2.

“Verizon Subsidiaries” mean all direct and indirect Subsidiaries that are, or continue to be, Subsidiaries of Verizon immediately after the Distribution Date.  For the avoidance of doubt, for purposes of this Agreement no member of the Spinco Group or the Frontier Group shall be a Verizon Subsidiary.

“Verizon Trust” has the meaning ascribed to it in Section 5.2(c).

“Verizon Union Savings Plans” means the Verizon Savings and Security Plan for Mid-Atlantic Associates and the Verizon Savings and Security Plan for West Region Hourly Employees.

“Verizon Welfare Plans” has the meaning ascribed to it in Section 6.1.

“VMPP” has the meaning ascribed to it in Section 5.1.

                Section 1.2.    Capitalized Terms.  Any other capitalized term used, but not defined herein, but defined in the Distribution Agreement or the Merger Agreement, shall have the meaning ascribed thereto in the Distribution Agreement or the Merger Agreement.

ARTICLE II.
COLLECTIVE BARGAINING AGREEMENTS AND OBLIGATIONS

                Section 2.1.    Assumption and Continuation of Agreements

(a)           Distribution

(i)           Prior to the Distribution Date, in connection with each of the internal restructurings, Internal Spinoffs and the contributions undertaken by Verizon in contemplation of, and in connection with, the Contribution, Distribution and Merger, including, but not limited to, the Internal Spinoffs, Internal Restructurings and Contribution to be effected in accordance with the Distribution Agreement (the “Internal Restructurings”), Verizon shall cause one or more members of the Verizon Group to take any and all actions needed to effectuate: (1) the continued uninterrupted employment of the Represented Employees, in accordance with the ILEC CBAs, by the appropriate member of the Verizon Group, and (2) the assumption and uninterrupted continuation of the ILEC CBAs covering the Represented Employees by the appropriate member of the Verizon Group, including but not limited to, (i) the continued uninterrupted representation for purposes of collective bargaining of those Represented Employees by their unions, in accordance with the ILEC CBAs, with the appropriate member of the Verizon Group, (ii) the continued uninterrupted compensation of the Represented Employees in accordance with the ILEC CBAs, and (iii) the continued uninterrupted benefit coverage of the Represented Employees under the appropriate Verizon Plans in accordance with the ILEC CBAs.  In addition, from and after the Distribution Date and until the Effective Time, Verizon shall allow ILEC Holdings to be a participating employer in the Verizon Plans to the extent necessary to allow ILEC Holdings to meet its obligations under Section 2.1(a)(ii)(1) below.  Without limiting the generality of the foregoing, Verizon shall cause:

(1)  ILEC Holdings and the Non-ILEC Spinco Subsidiary to be formed and at and from (x) the time that GTE or Verizon contributes or causes to be contributed to ILEC Holdings the stock of certain entities that will be Spinco Subsidiaries and certain assets and liabilities associated with the Spinco Business until (y) the Distribution Date, and as and to the extent applicable, Verizon shall add and maintain one or more Spinco Subsidiaries as participating companies in the applicable Verizon Plans in which the Represented Employees are eligible to participate and shall also cause the appropriate Spinco Subsidiary to, and such appropriate Spinco Subsidiary shall, (1) employ the Represented Employees in accordance with the ILEC CBAs, and (2) assume (if and to the extent necessary) and honor the ILEC CBAs governing the employment of such Represented Employees, including but not limited to, (i) recognize the unions representing those Represented Employees as their collective bargaining representative in accordance with the ILEC CBAs, (ii) continue uninterrupted the compensation of the Represented Employees in accordance with the ILEC CBAs, and (iii) become a participating company in the Verizon Plans in which such Represented Employees are eligible to participate in accordance with the ILEC CBAs;

(2)  at and from the time that each Contributing Company other than GTE contributes to ILEC Holdings or the Non-ILEC Spinco Subsidiary or to another entity that, following the Internal Spinoffs, the Internal Restructuring and the Contribution will be a Spinco Subsidiary, its assets and liabilities associated with the Spinco Business and its Spinco Employees (including, but not limited to, Represented Employees) until (y) the Distribution Date, ILEC Holdings or the Non-ILEC Spinco Subsidiary shall or shall cause the appropriate member of the Spinco Group, (1) to employ the Represented Employees in accordance with the ILEC CBAs, and (2) to assume (if and to the extent necessary) and honor the ILEC CBAs governing the employment of such Represented Employees, including, but not limited to, (i) recognize the unions representing those Represented Employees as their collective bargaining representative in accordance with the ILEC CBAs, (ii) continue uninterrupted the compensation of such Represented Employees in accordance with ILEC CBAs, and (iii) cause the appropriate member of the Spinco Group to be a participating company in the Verizon Plans in which the Represented Employees are eligible to participate in accordance with the ILEC CBAs; and

(3)  sponsorship of the Stand-Alone Plans to be transferred to a member of the Verizon Group (other than Spinco or any Subsidiary thereof) prior to the Distribution Date.

(ii)           On or before and effective as of the Distribution Date, Spinco shall:

(1)  adopt and sponsor, or cause to be adopted and sponsored by the appropriate member of the Spinco Group, the Spinco Mirror Plans which, in respect of the participation therein by the Represented Employees, are to be identical in all material respects to the corresponding Verizon Plans that covered the Represented Employees prior to the Distribution Date; and

(2)  acknowledge that ILEC Holdings and each other appropriate member of the Spinco Group is a participating company in the Spinco Mirror Plans in which the Represented Employees are eligible to participate in accordance with the ILEC CBAs; and

(3)  cause ILEC Holdings and the Non-ILEC Spinco Subsidiary, as the case may be, and each appropriate member of the Spinco Group to (1) continue to employ the Represented Employees in accordance with the ILEC CBAs, and (2) continue to honor the ILEC CBAs, including but not limited to, (i) continuing to recognize the unions representing those Represented Employees as their collective bargaining representative in accordance with the ILEC CBAs, and (ii) continuing uninterrupted the compensation of such Represented Employees in accordance with the ILEC CBAs.

(b)           Merger

(i)           As of the Effective Time, Frontier shall:

(1)  assume and become sponsor of, or cause the appropriate member of the Frontier Group to assume and become sponsor of, the Spinco Mirror Plans covering Represented Employees;

(2)  cause the trustee of the Spinco Trust to accept the asset transfer described in Section 5.2(c) and administer the Spinco Trust assets funding the pension plans covering the Represented Employees;

(3)  acknowledge that the appropriate member of the Frontier Group is a participating company in the Spinco Mirror Plans in which such Represented Employees are eligible to participate in accordance with the ILEC CBAs; and

(4)  cause the appropriate member of the Frontier Group to (1) continue to employ the Represented Employees in accordance with the ILEC CBAs, and (2) continue to honor the ILEC CBAs, including but not limited to, (i) continuing to recognize the unions representing those Represented Employees as their collective bargaining representative in accordance with the ILEC CBAs and (ii) continuing uninterrupted the compensation of such Represented Employees in accordance with the ILEC CBAs.

(ii)           As of the Effective Time, any and all binding obligations of any member of the Verizon Group arising out of, relating to or resulting from the ILEC CBAs or the Verizon Plans with respect to Represented Employees shall become and be solely the obligations of the Frontier Group and shall be performed by the Frontier Group; provided that Verizon or a Verizon Plan shall be responsible for (1) all Liabilities attributable to any individual who is a Former Spinco Employee and (2) all Liabilities relating to (A) medical, vision, or dental plan claims in respect of services that were performed or goods provided prior to the Effective Time, (B) life insurance claims in respect of deaths occurring on or prior to the Effective Time, and (C) any payments due to any Represented Employee under the terms of a Verizon short-term disability plan with respect to any period prior to the Effective Time; and, provided, further, that Frontier shall have no responsibility for claims that were incurred prior to the Effective Time under any long term care plans.  For the avoidance of doubt, with respect to any payments due to any Represented Employee for short-term disability, the obligations to make payments with respect to any period at or after the Effective Time shall be the sole responsibility of Frontier or a Frontier Mirror Plan.  Nothing in this section 2.1(b) or this Agreement shall preclude Frontier or, as applicable, any member of the Frontier Group from bargaining in good faith, after the Effective Time, with the unions representing those Represented Employees.

(c)           Compensation and Benefits of Represented Employees.  Without limiting the generality of the foregoing, (i) from the consummation of each of the steps of the Internal Restructurings and prior to the Distribution Date, Verizon, and (ii) as of the Distribution Date, Spinco and (iii) as of the Effective Time, Frontier shall each be responsible to, and shall, assure that the compensation, benefits, hours, terms and conditions of employment of Represented Employees shall continue to be governed by the ILEC CBAs.

ARTICLE III.
SPINCO PLANS GENERALLY

           Section 3.1.         Establishment of Spinco Plans for Spinco Employees that are not Represented Employees

On or before, and effective as of, the Distribution Date, Spinco shall have adopted the Spinco Mirror Plans for the Spinco Employees that are not Represented Employees.  As of the Distribution Date, each Spinco Mirror Plan shall provide benefits that are identical in all material respects to the corresponding Verizon Plan as in effect immediately prior to the Distribution Date.  Immediately after the Effective Time, the terms of the Spinco Mirror Plans, as they relate to Spinco Employees that are not Represented Employees, shall be governed by Section 4.1(e), and Frontier shall have all rights described under the last sentence in Section 3.2.

           Section 3.2.         Terms of Participation by Spinco Employees

Except as otherwise expressly provided herein with respect to the EDP, ESP and IDP, each of the Spinco Plans shall be, with respect to Spinco Employees who are participants in such plan, in all respects, the successor in interest to and shall recognize all rights and entitlements that are accrued as of the Distribution Date under the corresponding Verizon Pension Plan or Verizon Savings Plan in which such Spinco Employee participated prior to the Distribution Date.  Verizon, Spinco and Frontier agree that Spinco Employees are not entitled to receive duplicative benefits from the Verizon Plans, the Spinco Plans, and, if applicable, any collective bargaining agreements.  Prior to and after the Effective Time, Verizon and Frontier agree to cooperate with each other and to provide, or cause to be provided, all reasonably requested data, documents, or other information necessary to avoid such duplication of benefits.

                With respect to Spinco Employees, each Spinco Plan shall provide that all service, all compensation, and all other factors affecting benefit determinations that, as of the Distribution Date, were recognized under the corresponding Verizon Plan (for periods immediately before the Distribution Date) shall receive full recognition and credit and be taken into account under such Spinco Plan to the same extent as though arising under such Spinco Plan, except to the extent that duplication of benefits would result.  All beneficiary designations made by Spinco Employees under the corresponding Verizon Plans shall be transferred to and be in full force and effect under the corresponding Spinco Plans until such beneficiary designations are replaced or revoked by the Spinco Employee who made the beneficiary designation.  As soon as administratively practicable, but in no event later than sixty (60) days, following the Effective Time, Verizon shall provide Frontier with copies of all documents containing such beneficiary designations; provided that following the Effective Time, Verizon shall promptly provide Frontier any information regarding beneficiary designations that is reasonably required in the administration of the Spinco Plans for the Spinco Employees.

Notwithstanding the foregoing provisions of this Section 3.2 and subject to any collective bargaining agreements and obligations, nothing in this Agreement to the contrary, other than those provisions specifically set forth herein, shall preclude Frontier (or, as applicable, any member of the Frontier Group) from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect after the Effective Time any Spinco Plan, any benefit under any Spinco Plan or any trust, insurance policy or funding vehicle related to any Spinco Plan.

ARTICLE IV.
EMPLOYEES

                Section 4.1.    Employees

(a)           General.  In the event that any individual defined as a Spinco Employee will not automatically become or continue to be an employee of the Spinco Group as of the Distribution Date as a result of the internal restructuring undertaken by Verizon in contemplation of, and in connection with, the Distribution and Merger, and as a result of the Merger, Verizon agrees to cause the employment of such Spinco Employees to be transferred to the appropriate member of the Frontier Group, and the appropriate member of the Frontier Group agrees to accept such transferred employee, as of the Effective Time.  Notwithstanding the foregoing, Retained Employees and all other individuals employed by the Verizon Group at the Effective Time who are not Spinco Employees shall remain employees of Verizon or another member of the Verizon Group immediately following the Effective Time.  Within five (5) business days before the Effective Time, Verizon shall provide Frontier with a list of all Spinco Employees who, as of a reasonably practicable prior date, were on Leave of Absence or Lay-off with Right of Recall.  No later than ten (10) business days after the Effective Time, Verizon shall provide Frontier a final list of Spinco Employees on Leave of Absence or Lay-off with Right of Recall at the Effective Time.  Verizon shall also identify each Retained Employee by written notice delivered to Frontier promptly following the time at which such person has been identified as a Retained Employee, but in all events not later than six calendar months following the execution of the Merger Agreement, except to the extent that Frontier provides its written consent with respect to one or more persons.  In addition, not later than three calendar months following the execution of the Merger Agreement, Verizon shall identify by name each individual who is reasonably anticipated to be a Spinco Employee, and shall periodically update this list as reasonably requested by Frontier during the period through the Effective Time, with a final list provided to Frontier no later than the Effective Time.

(b)           Compensation and Benefits of Represented Employees.  Without limiting the generality of anything in this Agreement, the compensation, benefits, hours, terms and conditions of employment of Represented Employees shall continue to be determined in accordance with the applicable ILEC CBAs.

(c)           Non-Termination of Employment or Benefits.  Except as otherwise expressly and specifically provided herein, (i) no provision of this Agreement, the Distribution Agreement or the Merger Agreement, (ii) no actions or Internal Restructurings by the Verizon Group or the Spinco Group taken in contemplation of, or in connection with, this Agreement, the Distribution Agreement or the Merger Agreement, (iii) no actions taken by or between the Verizon Group and the Spinco Group at the times of the Internal Restructurings and Distribution, and (iv) no actions taken by or between the Verizon Group, the Spinco Group and the Frontier Group at the times of the Distribution and Merger, shall be construed to create any right, or accelerate any entitlement, to any compensation or benefit whatsoever on the part of any Spinco Employee or any employee employed by any member of the Verizon Group or (except to the extent disclosed in Section 6.12(f) of the Company Disclosure Letter to the Merger Agreement) the Frontier Group, or to limit the ability of the Frontier Group to administer any Spinco Plan in accordance with its terms (subject to any applicable collective bargaining agreement).  Without limiting the generality of the foregoing, nothing described above in this Section 4.1(c) shall cause any employee of any member of the Verizon Group or the Spinco Group, or any Spinco Employee employed by a member of the Frontier Group to be deemed to have incurred a termination of employment or to have created any entitlement to any severance benefits or the commencement of any other benefits under any Verizon Plan or any collective bargaining agreement, other than a Verizon Business Plan, and as applicable, the EDP, IDP, and ESP.

(d)           No Right to Continued Employment.  Subject to the ILEC CBAs, nothing contained in this Agreement shall confer on any employee of any member of the Verizon Group or any Spinco Employee any right to continued employment.  Notwithstanding the foregoing or the provisions of any ILEC CBA, during the first 18 months after the Effective Time, Frontier shall not, and shall not permit any Subsidiary of ILEC Holdings to, terminate the employment, other than for cause, of any of the employees who, as of the Effective Time, are actively employed as installers or technicians or who, as of the Effective Time, are on a Leave of Absence or other authorized absence with a right to reinstatement.  For purposes of this provision, “cause” shall be determined by Frontier or the applicable member of the Frontier Group and shall include, without limitation, any misconduct or failure to follow Frontier’s policies and procedures; provided, however, that with respect to any Represented Employee, any termination of employment for cause must comply with the terms of the applicable collective bargaining agreement.  Except as specifically provided in this Section 4.1(d), as well as Sections 4.1(b) and 4.1(e), and subject to the ILEC CBAs, this Agreement shall not limit the ability of Frontier to change, at any time after the Effective Time and in its sole discretion, a Spinco Employee’s position, compensation or benefits for performance-related, business or any other reasons or require any member of the Frontier Group to continue the employment of a Spinco Employee for any particular period of time after the Effective Time, provided that Frontier shall bear all liability for any such termination of employment, and, with respect to any such terminations of employment of any Spinco Employee occurring prior to the first anniversary of the Effective Time, shall provide to any terminated Spinco Employee (other than a Represented Employee) severance and termination benefits no less favorable in the aggregate than the severance and termination benefits that are described on Schedule 4.1(d) to this Agreement.

(e)           Continuation of Compensation and Benefits for Spinco Employees who Are Not Represented Employees.  With respect to Spinco Employees who are not Represented Employees, for a period of one year following the Effective Time, Frontier shall, or shall cause another member of the Frontier Group to, (i)  pay all such non-represented Spinco Employees at least the same rate of base salary as was paid to each such non-represented Spinco Employee by Spinco or the Verizon Group immediately prior to the Effective Time, and (ii) continue to provide annual bonus opportunities to each such non-represented Spinco Employee at the same target level as annual bonus opportunities described on Schedule 4.1(e) to this Agreement, which were made available to such non-represented Spinco Employee immediately prior to the Effective Time, provided, however, that, for periods after the Effective Time, Frontier shall use Frontier performance metrics similar to the metrics used for other similarly situated Frontier employees.  With respect to Spinco Employees who are not Represented Employees, for the remainder of the calendar year in which the Effective Time occurs, Frontier shall, or shall cause another member of the Frontier Group to continue to provide each such non-represented Spinco Employee and, if and to the extent applicable, Spinco Dependents benefits under the Spinco Mirror Plans which are substantially comparable in the aggregate to those made available to such non-represented Spinco Employees and, if and to the extent applicable, Spinco Dependents under the Verizon Pension Plans, the Verizon Savings Plans and the Verizon Welfare Plans immediately prior to the Effective Time.  Notwithstanding the foregoing, Frontier shall (i) provide to each Spinco Employee who was employed by GTE or one of its affiliates at May 18, 1999 and who, at such date, either was (A) eligible to retire and receive retiree welfare benefits or (B) within five years of eligibility for such retiree welfare benefits, retiree welfare benefits for such individual’s lifetime that are identical in all material respects to the benefits provided under the applicable Verizon Welfare Plan at May 18, 1999; provided, however, that Frontier shall be afforded the same reservation of rights afforded to Verizon in respect of such benefits and (ii) provide to each applicable Spinco Employee the severance benefits described in Section 4.1(d).

(f)           Certain Tax Matters.  Verizon and Frontier hereby agree that, for purposes of social security, unemployment and other U.S. payroll taxes and to the extent legally permissible, Frontier, Spinco or ILEC Holdings shall be treated as a successor employer with respect to each Spinco Employee in the calendar year that contains the Effective Time.  In connection with the foregoing, the parties agree to follow the “Alternative Procedures” set forth in Section 5 of Revenue Procedure 2004-53.  The parties understand and agree that Frontier, Spinco or ILEC Holdings, as the successor employer, shall assume the entire Form W-2 reporting obligations for such Spinco Employees for the calendar year that contains the Effective Time, provided that Verizon shall provide reasonable assistance to Frontier in completing such reporting obligations.

                Section 4.2.            No Solicitation of Employees

(a)           Except as otherwise mutually agreed upon between the Parties, for the period commencing on the execution of this Agreement and ending twelve months from the Effective Time, in respect of employees of the Frontier Group, neither Verizon nor any member of the Verizon Group shall, directly or indirectly, induce or attempt to induce any employee of the Frontier Group to leave the employ of Frontier or any member of the Frontier Group or violate the terms of their contracts or any employment arrangements with Frontier or any member of the Frontier Group; provided, however, that neither Verizon nor any member of the Verizon Group shall be deemed to be in violation of this Section 4.2(a) solely by reason of a general job posting internal to members of the Verizon Group or a general solicitation to the public or general advertising.

(b)           Except as otherwise mutually agreed upon between the Parties, for the period commencing on the execution of this Agreement and ending twelve months from the Effective Time, in respect of Verizon Employees, neither Frontier nor any member of the Frontier Group shall, directly or indirectly, induce or attempt to induce any Verizon Employee to leave the employ of Verizon or any member of the Verizon Group or violate the terms of their contracts or any employment arrangements with Verizon or any member of the Verizon Group; provided, however, that neither Frontier nor any member of the Frontier Group shall be deemed to be in violation of this Section 4.2(b) solely by reason of a general job posting internal to members of the Frontier Group or a general solicitation to the public or general advertising.

                Section 4.3.            Unavailable Employees.

Notwithstanding anything to the contrary in Section 4.2, except as otherwise mutually agreed upon between the Parties, from the period beginning on the date on which the Merger Agreement is executed and ending on the first anniversary of the Effective Time: (i) neither Frontier nor any member of the Frontier Group shall employ (directly or indirectly as a contractor) any Verizon Employee or any employee of the Verizon Group who has voluntarily separated from employment with Verizon or any member of the Verizon Group within the immediately preceding six months; and, (ii) neither Verizon  nor any member of the Verizon Group shall employ (directly or indirectly as a contractor) any employee of the Frontier Group who has voluntarily separated from employment with Frontier or any member of the Frontier Group within the immediately preceding six months (each, an “Unavailable Employee”).  After the six month anniversary of the voluntary separation of any Unavailable Employee, Frontier or any member of the Frontier Group and Verizon or any member of the Verizon Group, as the case may be, may employ or retain as a contractor such individual in its sole discretion.

ARTICLE V.
PENSION PLANS

                Section 5.1.            Establishment of Pension Plans and Trusts

(a)           Spinco Management Pension Plan and Excess Plan.  Effective as of the Distribution Date, Spinco or a member of the Spinco Group shall establish defined benefit pension plans to facilitate the benefit transfers contemplated herein for employees who are not Represented Employees.  One such plan, which shall be qualified under Section 401(a) of the Code, will be responsible for benefits of participants and beneficiaries in the Verizon Management Pension Plan (the “VMPP”) who are Spinco Employees or are entitled to receive a benefit in respect of a Spinco Employee (the “Spinco Management Pension Plan”).  The other such plan, which shall not be qualified under Section 401(a) of the Code, will be responsible for benefits of participants and beneficiaries in the Verizon Excess Pension Plan (the “Verizon Excess Plan”) who are Spinco Employees or are entitled to receive a benefit in respect of a Spinco Employee (the “Spinco Excess Pension Plan”).  Effective as of the Distribution Date, Spinco or a member of the Spinco Group shall establish (or identify an existing trust as) the Spinco Trust.  Each Spinco Management Pension Plan shall be identical in all material respects to the corresponding Verizon Pension Plan in which the applicable Spinco Employees participated immediately prior to the Distribution Date.  Spinco shall provide Frontier with a copy of those plans and such trust prior to their adoption in order to provide Frontier an opportunity to comment on their form.  Spinco agrees to consult with Frontier and, subject to the obligations of the Parties under this Agreement, to reasonably consider such comments, but Frontier’s comments shall be advisory only and Spinco shall retain full discretion as to the form of the plans and trusts.

As of and from the Distribution Date and until the Effective Time, Spinco, and as of and from the Effective Time, Frontier shall be responsible for taking or causing to be taken all necessary, reasonable, and appropriate action to establish, maintain and administer the Spinco Management Pension Plan, so that it qualifies under Section 401(a) of the Code and the related trust thereunder is exempt from Federal income taxation under Section 501(a) of the Code.  For the avoidance of doubt, prior to and following the Effective Time, Verizon shall provide Frontier all reasonably requested information, files, and documents necessary for Frontier to so maintain and administer the Spinco Management Pension Plan.

(b)           Spinco Union Pension Plans and Trust.  Effective as of the Distribution Date, Spinco or a member of the Spinco Group shall establish one or more pension plans qualified under Section 401(a) of the Code (the “Spinco Union Pension Plans”) and one or more related trusts to provide retirement benefits to Spinco Employees who are Represented Employees and to persons entitled to receive a benefit in respect of such a Represented Employee, and who, in either case, are participants in or beneficiaries under one of the Stand Alone Plans or the Mid-Atlantic Associates Plan.  Each Spinco Union Pension Plan shall be identical in all material respects to the corresponding Verizon Pension Plan in which the applicable Represented Employees participated immediately prior to the Distribution Date.  Spinco shall provide Frontier with a copy of those plans and such trust prior to their adoption in order to provide Frontier an opportunity to comment on their form.  Spinco agrees to consult with Frontier and, subject to the obligations of the Parties under this Agreement, to reasonably consider such comments, but Frontier’s comments shall be advisory only and Spinco shall retain full discretion as to the form of the plans and trusts.

As of and from the Distribution Date and until the Effective Time, Spinco, and as of and from the Effective Time, Frontier, shall be responsible for taking or causing to be taken all necessary, reasonable, and appropriate action to establish, maintain and administer the Spinco Union Pension Plans so that they qualify under Section 401(a) of the Code and the related trust thereunder is exempt from Federal income taxation under Section 501(a) of the Code.  For the avoidance of doubt, prior to and following the Effective Time, Verizon shall provide Frontier all reasonably requested information, files, and documents necessary for Frontier to so maintain and administer the Spinco Union Pension Plans.

                Section 5.2.            Assumption of Pension Plan Liabilities and Allocation of Interests in the Verizon Pension Trusts

(a)           Assumption of Liabilities by Spinco Pension Plans.  Subject to the Pension Plan Asset Allocation specified below, effective as of the Distribution Date, all Liabilities under the Verizon Pension Plans relating to persons who are Spinco Employees and to persons who are entitled to receive a benefit in respect of such a Spinco Employee shall cease to be Liabilities of the Verizon Pension Plans and shall be assumed in full and in all respects by the corresponding Spinco Pension Plan.  The “corresponding” plan shall be:  (i) the Spinco Management Pension Plan with respect to participants in the VMPP; and (ii) the applicable Spinco Union Pension Plan with respect to participants in the Stand-Alone Plans and the Mid-Atlantic Associates Plan.  Effective as of the Distribution Date, all Liabilities under the Verizon Excess Plan relating to persons who are Spinco Employees and to persons who are entitled to receive a benefit in respect of such a Spinco Employee shall cease to be Liabilities of the Verizon Excess Plan and shall be assumed in full and in all respects by the Spinco Excess Pension Plan.  Frontier shall be solely responsible for all ongoing rights of or relating to Spinco Employees for future participation in the Spinco Pension Plans.

(b)           Calculation of Pension Plan Asset Allocation.  As soon as practicable after the Distribution Date, Verizon’s actuary shall calculate and certify the Pension Plan Asset Transfer Amount that is to be transferred to each Spinco Pension Plan (other than the Spinco Excess Pension Plan) as of the Distribution Date.  With respect to each such asset transfer from each Verizon Pension Plan, the Pension Plan Asset Transfer Amount shall be equal (subject to the subsequent provisions of this Section 5.2(b)) to the amount determined in accordance with the requirements of Section 414(l) of the Code and the regulations thereunder, based on the present value of benefits in respect of Spinco Employees and persons entitled to receive a benefit in respect of such Spinco Employees, calculated on a plan termination basis, and, where applicable, giving effect to the allocation of assets under Section 4044 of ERISA, but without regard to the de minimis rule available under the regulations promulgated under Section 414(l).  For the avoidance of doubt, in no event shall any Verizon Pension Plan transfer to any Spinco Pension Plan assets in excess of the amount required to be transferred based on the present value of the accrued benefits of participants, as determined in accordance with Section 414(l).  In the event that the aggregate of the Pension Plan Asset Transfer Amounts for all of the Verizon Pension Plans that are qualified under Section 401(a) of the Code (the “Aggregate Assets”) has a value which is less than the aggregate Projected Benefit Obligations (“PBO”) for all the Spinco participants under all such qualified Verizon Pension Plans (the “Aggregate PBO”), Verizon will be responsible for the differential between the Aggregate PBO and the Aggregate Assets (the “Differential”) as described in the next sentence.  Verizon will pay the Differential to either Frontier or an underfunded Spinco Pension Plan (or Plans) identified by Frontier; provided, however, that if the Differential is paid directly to Frontier, Frontier shall contribute the entire amount to one or more of the underfunded Spinco Pension Plans as soon as practicable.  The assumptions to be used with respect to the determination of the amount of assets to be transferred from any Verizon Pension Plan and in determining the PBO in respect of any Pension Plan and the Aggregate PBO are set forth in Exhibit A hereto entitled Actuarial Assumptions and Methods for Pension Asset Transfer.

Within ten (10) days after the date Verizon certifies to Frontier the Pension Plan Asset Transfer Amount to be transferred to each Spinco Pension Plan, Verizon’s actuary shall provide Frontier’s actuary with a complete computer file containing the employee data and all other relevant information used by Verizon’s actuary or otherwise reasonably requested by Frontier’s actuary as needed to calculate the Pension Plan Asset Transfer Amount (including data and information related to such calculation and otherwise appropriate for Frontier’s actuary to consider, and any other data and information reasonably requested by Frontier’s actuary).  The Pension Plan Asset Transfer Amount shall become final and binding upon the Parties at the close of business on the 30th day following Frontier’s receipt of such computer file and any such additional data used by Verizon’s actuary to make its determination and any additional information reasonably requested by Frontier’s actuary, unless prior to such 30th day Frontier delivers a written notice to Verizon stating that Frontier believes that the calculation of the Pension Plan Asset Transfer Amount contains factual or mathematical errors or otherwise fails to comport with the actuarial assumptions expressly set forth in Exhibit A and states in reasonable detail the basis for such belief.  Should Frontier timely provide such notice, the Parties shall use their reasonable best efforts to resolve promptly any disagreements regarding such calculations.  In the event that the Parties cannot resolve such disagreements, the Parties shall jointly select an independent third actuary with whom none of the Parties have a material relationship, who shall render its determination promptly in accordance with the requirements of this Section 5.2(b) and whose determination shall be binding on the Parties.  The third actuary shall be required to confirm the determination of the Verizon actuary unless, and solely to the extent that, the third actuary determines that such determination (i) contains factual or mathematical errors or (ii) applying an abuse of discretion standard such that the determination of the Verizon actuary shall be confirmed unless it has no reasonable basis, otherwise fails to comport with the actuarial assumptions set forth in Exhibit A.  In no event (except for inaccuracy of the data provided) shall the amount determined by the third actuary be more than the amount claimed by Frontier or less than the amount shown in the calculations of Verizon’s actuary.  Each of the Parties shall bear the fees, costs and expenses of their respective actuaries, and the fees, costs and expense of the third actuary shall be borne one half by Verizon and one half by Frontier.  Any decision by the third actuary shall be treated as Confidential Information by the parties, except as may be required to obtain judgment on the award or enforce performance thereof or except as disclosure may be required by law.

(c)           Transfer of Assets to Spinco Pension Trust

(i)           As soon as practicable and no more than ten (10) (or, with respect to any Verizon Pension Plan in respect of which a Section 4044 allocation may be required, sixty (60)) days after and effective as of the Distribution Date, Verizon shall cause to be transferred from the master trust established under the Verizon Pension Plans (the “Verizon Trust”) to a master trust established in respect of the Spinco Pension Plans other than the Spinco Excess Pension Plan (the “Spinco Trust”), an initial amount of assets (the “Initial Asset Transfer”).  The amount of the Initial Asset Transfer shall be equal to 80% of the amount the enrolled actuary for such Verizon Plan determines in good faith to be the approximate Pension Plan Asset Transfer Amount.

(ii)           As soon as practicable and no more than ten (10) days after the final calculation of each Verizon Plan’s Pension Plan Asset Transfer Amount pursuant to Section 5.2(b), if such amount exceeds the Initial Asset Transfer plus the Benefit Payments (as described below), Verizon will cause the applicable Verizon Trust to transfer to the Spinco Trust (the “Final Asset Transfer”) assets in an amount equal to the Pension Plan Asset Transfer Amount with respect to each Verizon Pension Plan less the sum of (A) the Initial Asset Transfer and (B) the aggregate amount of benefit payments (the “Benefit Payments”) made by the applicable Verizon Pension Plan in respect of Spinco Employees from and after the Distribution Date.  The amount determined under the preceding sentence shall be increased or decreased, as the case may be, by the investment return on the applicable amount determined in accordance with the letter of direction agreed to by the Parties and attached hereto as Schedule 5.2(c)(ii) (the “Letter of Direction”).  If the sum of the Initial Asset Transfer plus the Benefit Payments exceeds the Pension Plan Asset Transfer Amount for a Spinco Pension Plan, then the portion of the Spinco Trust relating to such plan shall return such excess, increased or decreased by the investment return determined in accordance with the Letter of Direction from the date of the Initial Asset Transfer (or the date of the Benefit Payment, as the case may be) to the date of return, to the portion of the Verizon Trust relating to the corresponding Verizon Pension Plan.

(iii)           The applicable investment return under subsection (c)(ii) above and the identification of the types of assets (cash and/or in kind assets) to be transferred from the Verizon Trust to the Spinco Trust in either the Initial Asset Transfer or the Final Asset Transfer shall be determined in accordance with the Letter of Direction, as the same may be amended by mutual agreement of Verizon and Frontier prior to the date of such Final Asset Transfer.  Verizon and Frontier shall cooperate in determining what assets are transferred in kind (if any) as part of the Initial Asset Transfer and the Final Asset Transfer and Verizon shall not transfer any asset in kind which Frontier reasonably determines is not readily tradable or capable of being valued on a substantial and established market (except as otherwise agreed by the Parties).

(iv)           For the avoidance of doubt, the calculation and the potential payment of the Differential shall not be taken into account in determining the Initial Asset Transfer and the Final Asset Transfer.  The Differential shall be calculated as soon as administratively practicable and no later than twenty (20) days following the determination of the Final Asset Transfer and shall be paid no later than ten (10) days following such calculation.

(v)           Unless Verizon shall otherwise agree in writing, under no circumstances shall Verizon or any Verizon Pension Plan be obligated, whether under this Agreement or otherwise, to transfer any additional amounts to Frontier or any Spinco Pension Plans or any other Person or Governmental Authority in respect of the Liabilities transferred to the Spinco Pension Plans pursuant to Section 5.2(a), including, but not limited to, any circumstance under which any Person or Governmental Authority states a claim to any portion or all of any Pension Plan Asset Transfer Amount.

(vi)           Young Litigation Exception.  Verizon has disclosed to Frontier that it is party to litigation pending in the District Court for the Northern District of Illinois entitled, Young v. Verizon’s Bell Atlantic Cash Balance Pension Plan (the “Young Litigation”) that pertains to claims relating to the Bell Atlantic Cash Balance Pension Plan, which has been merged into the VMPP.  Verizon represents that the plan administrator of the VMPP has determined that no additional benefits are due and owing under the VMPP based on the claims asserted in the Young Litigation and that such determination was made in accordance with the VMPP’s claims procedure.  Notwithstanding anything else to the contrary in this Agreement, including, but not limited to, this Section 5.2, Verizon shall retain any and all obligations for benefits that may be determined to be due and owing to any Spinco Employees solely by reason of the adjudication or settlement of the Young Litigation and any other Liabilities directly related to the Young Litigation and no assets will be transferred to any Spinco Plans with respect to any additional benefits determined to be payable by reason of the adjudication or settlement of the Young Litigation, in each case, unless otherwise required (i) pursuant to the adjudication or settlement of the Young Litigation or other binding resolution of the claims made thereunder or (ii) by the Internal Revenue Service or the Department of Labor.

Section 5.3.            Continuation of Elections and Application to Spinco Dependents

Between the Distribution Date and the Effective Time, Spinco, and as of the Effective Time, Frontier shall cause the Spinco Pension Plans and the Spinco Excess Pension Plan to recognize and maintain all existing elections, including, but not limited to, beneficiary designations, payment forms and other rights of alternate payees under qualified domestic relation orders as were in effect under the corresponding Verizon Pension Plan or Verizon Excess Plan, unless and until changed or modified in accordance with the terms of the applicable plan or otherwise in accordance with applicable law.  To the extent applicable, the provisions of this Article V shall also apply to Spinco Dependents.  As soon as administratively practicable, but in no event later than sixty (60) days, following the Effective Time, Verizon or a member of the Verizon Group shall provide to Frontier copies of all such beneficiary designations, payments forms, and all other documents, files and other information that Frontier may need to administer the Spinco Pension Plans and the Spinco Excess Pension Plan in accordance with the terms of this Agreement.  No later than thirty (30) days prior to the Effective Time, Verizon shall provide Frontier with a list of all qualified domestic relations orders as in effect as of a reasonably practicable prior date, and within ten business (10) days after the Effective Time, a final list of all qualified domestic relations orders in effects at the Effective Time.  From the Effective Time, Verizon shall cooperate with Frontier to provide any reasonably requested information regarding such administrative matters that has not yet been provided.

Section 5.4.            Verizon Business Plans.  Notwithstanding anything else contained in this Agreement to the contrary, Verizon or a member of the Verizon Group shall retain all Liabilities in respect of or relating to any Former Verizon Business Employees under any Verizon Business Plan.

ARTICLE VI.
HEALTH AND WELFARE

                Section 6.1.            Assumption of Health and Welfare

(a)           Verizon or one or more of its Subsidiaries maintain health and welfare plans, including, but not limited to, plans providing active severance and active post-retirement health, dental and life insurance benefits, for the benefit of eligible Verizon Employees and certain former employees, including Former Spinco Employees who have retired as of the date the Merger Agreement is executed or will retire prior to the Effective Time (the “Verizon Welfare Plans”).  As of the Distribution Date, each person who is a Spinco Employee or Spinco Dependent on such date shall cease to be covered under the Verizon Welfare Plans and, except as provided below, all Liabilities in respect of or relating to such Spinco Employees or Spinco Dependents under the Verizon Welfare Plans shall cease to be Liabilities of any member of the Verizon Group or the Verizon Welfare Plans and any and all such Liabilities shall be assumed by Spinco and the Spinco Welfare Plans.  Notwithstanding the foregoing, Verizon and the Verizon Welfare Plans shall be responsible for all Liabilities relating to (i) Former Spinco Employees and (ii) Spinco Employees or Spinco Dependents with respect to (A) medical, vision, or dental plan claims in respect of services that were performed or goods provided prior to the Effective Time, (B) life insurance claims in respect of deaths occurring on or prior to the Effective Time, and (C) any payments due any Spinco Employees under the terms of a Verizon short-term disability plan with respect to any period prior to the Effective Time; provided, that, Frontier shall not be responsible for any claims that were incurred prior to the Effective Time under any long term care plans.  For the avoidance of doubt, with respect to any payments due to any Spinco Employee for short-term disability, the obligations to make payments with respect to any period at or after the Effective Time shall be the sole responsibility of Frontier or a Spinco Plan.

(b)           Prior to, and effective as of, the Distribution Date, Verizon and Spinco shall establish welfare benefit plans for the benefit of Spinco Employees (the “Spinco Welfare Plans”), based on the corresponding Verizon Welfare Plans.  Spinco or Verizon shall provide Frontier with a copy of the Spinco Welfare Plans prior to their adoption in order to provide Frontier an opportunity to comment on their form and for use in Frontier’s preparations for assuming these plans.  Spinco agrees to consult with Frontier and, subject to the obligations of the Parties under this Agreement, to reasonably consider such comments, but Frontier’s comments shall be advisory only and Spinco shall retain full discretion as to the form of the plans.  As of and immediately after the Distribution Date, all Liabilities in respect of or relating to such Spinco Employees under the Verizon Welfare Plans shall cease to be Liabilities of any member of the Verizon Group or the Verizon Welfare Plans and any and all such Liabilities shall be assumed as of the Distribution Date by Spinco and the Spinco Welfare Plans, and as of the Effective Time, by Frontier, Spinco and the Spinco Welfare Plans.  Notwithstanding the foregoing, all Liabilities associated with Former Spinco Employees under Verizon Welfare Plans and such Liabilities that have been expressly retained by Verizon or the Verizon Plans under Sections 2.1(b)(ii) and 6.1(a) above shall remain with the Verizon Group.

(c)           Except for the FRP account balances described in Section 6.2(c), nothing in this Agreement shall require Verizon, any Verizon Group member or any Verizon Welfare Plan to transfer assets or reserves with respect to the Verizon Welfare Plans, including, but not limited to, any plan providing severance, post-retirement health, dental or life insurance benefits, to Frontier, any member of the Frontier Group, or the Spinco Welfare Plans.

               Section 6.2.             Adoption of Health and Welfare Plans

(a)           As of the Distribution Date, Spinco shall maintain or cause to be maintained for the benefit of eligible Spinco Employees and, to the extent applicable, of eligible Spinco Dependents of such employees, health and welfare plans, including, but not limited to, plans providing active severance and active post-retirement health, dental and life insurance benefits that provide benefits that are identical in all material respects to the corresponding Verizon Welfare Plans in which Spinco Employees and Spinco Dependents of such employees participated immediately prior to the Distribution Date.  Immediately after the Effective Time, the terms of the Spinco Welfare Plans, as they relate to Spinco Employees that are not Represented Employees, shall be governed by Section 4.1(e) and Frontier shall have all rights described under the last sentence of Section 3.2.

(b)           Terms of Participation in Spinco Welfare Plans.  Spinco shall cause the Spinco Welfare Plans to (i) waive all limitations as to preexisting conditions, exclusions, service conditions and waiting period limitations, and any evidence of insurability requirements applicable to any such Spinco Employees and Spinco Dependents other than such limitations, exclusions, and conditions that were in effect with respect to Spinco Employees and Spinco Dependents as of the Distribution Date, in each case under the corresponding Verizon Welfare Plan and (ii) honor any deductibles, out-of-pocket maximums and co-payments incurred by Spinco Employees and Spinco Dependents under the corresponding Verizon Welfare Plan in satisfying the applicable deductibles, out-of-pocket expenses or co-payments under such Verizon Welfare Plan for the calendar year in which the Effective Time occurs.

(c)           Transfer of FRP Assets.  Verizon will make available to Frontier, not less than 30 business days prior to the Effective Time, a list of individuals who will become or continue to be Spinco Employees as of the Effective Time and who are participants in the FRP (the “FRP Participants”), together with the elections made prior to the Effective Time with respect to such accounts through the Effective Time.

(i)             Frontier shall take all actions necessary and legally permissible to ensure that as of the Effective Time, it includes the FRP Participants in the Spinco Plan that constitutes a Code Section 125 plan and any flexible spending arrangements thereunder (“Spinco FSA”).  Frontier shall further take all actions necessary and legally permissible to amend Spinco’s FSA to provide that as of the Effective Time and for the plan year in which the Effective Time occurs, but not for any specific time thereafter, subject to any collective bargaining obligations, (A) the FRP Participants shall become participants in Spinco’s FSA as of the beginning of the FRP’s plan year and at the level of coverage provided under the FRP, (B) the FRP Participants’ salary reduction elections shall be taken into account for the remainder of Spinco’s FSA plan year as if made under Frontier’s FSA; and (C) Frontier’s FSA shall reimburse medical expenses incurred by the FRP Participants at any time during the FRP’s plan year (including, but not limited to, claims incurred prior to the Effective Time but unpaid prior to the Effective Time), up to the amount of the FRP Participants’ election and reduced by amounts previously reimbursed by the FRP.

(ii)            Verizon shall take all actions necessary and legally permissible to amend the FRP to provide that the FRP Participants shall cease to be eligible for reimbursements from the FRP as of the Effective Time.

(iii)           As soon as practicable following the Effective Time, Verizon shall transfer to Frontier, and Frontier agrees to accept, those amounts (plus all related individual participant records and accountings) which represent the debit and credit balances under the FRP of the FRP Participants and the transfer of such amounts shall take into account on a net basis participants’ payroll deductions and claims paid through the Effective Time.  Verizon represents and covenants that as of the Effective Time it has or shall have properly withheld from the pay of FRP Participants all amounts in accordance with their FRP elections.

                Section 6.3.            COBRA and HIPAA

As of the Effective Time, Frontier shall be responsible for administering compliance with the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and the portability requirements under the Health Insurance Portability and Accountability Act of 1996 with respect to Spinco Employees and any Spinco Dependents for the period after the Effective Time.  Verizon will retain any Verizon Liabilities under the Verizon Plans to provide COBRA coverage to any Former Spinco Employee and any of his or her eligible dependents who incurred a qualifying event under COBRA at or prior to the Effective Time and who is still eligible to receive such continuing coverage as of or after the Effective Time.  For the avoidance of doubt, no provision of this Agreement, the Distribution Agreement or the Merger Agreement and no actions taken by any member of the Verizon Group, the Frontier Group or the Spinco Group in connection with the Internal Restructuring, Distribution, or Merger shall cause a termination of employment of any Spinco Employee or shall cause any Spinco Employee to be entitled to COBRA coverage as of the Effective Time.

               Section 6.4.             Workers’ Compensation Claims

Effective as of the Effective Time, Frontier shall assume all Liabilities (other than any liabilities related to medical or other similar services performed, as specified in Section 2.1(b)(ii), or compensation in respect of lost work for periods prior to the Effective Time) for Spinco Employees related to any and all workers’ compensation claims and coverage, whether arising under any law of any state, territory, or possession of the U.S. or the District of Columbia or otherwise, and Frontier shall be fully responsible for the administration of all such claims; provided, however, that to the extent that any Spinco Employee workers’ compensation claims related to periods after the Effective Time are covered by workers compensation insurance policies owned by a member of Verizon Group at the Effective Time, any benefits payable under any such insurance policy in respect of any such Spinco Employee shall reduce the obligations of Frontier and the members of the Frontier Group to such Spinco Employee.  No later than thirty (30) days prior to the expected Effective Time (with updated information provided no later than ten (10) days after the Effective Time), Verizon shall provide to Frontier all information, data, records and documents that are related to any such workers’ compensation claims and Liabilities or that are necessary for Frontier to efficiently administer all such claims.  As requested by Frontier (before or after the Effective Time), Verizon shall also make available to Frontier for reasonable consultation such Verizon personnel who may have knowledge that could assist’s Frontier efficient administration of such claims and Liabilities.  If Frontier is unable to assume any such Liability or the administration of any such claim because of the operation of applicable state law or for any other reason, Verizon shall retain such Liabilities and Frontier shall reimburse and otherwise fully indemnify Verizon for all such Liabilities (subject to reduction for any amounts payable from insurance), including, but not limited to, the costs of administering the plans, programs or arrangements under which any such Liabilities have accrued or otherwise arisen, provided, that Frontier shall enter into reasonable arrangements acceptable to Verizon (such acceptance not to be unreasonably withheld) to secure the payment of such Liabilities.  All reimbursement amounts shall be paid in accordance with the procedure set forth in Section 11.2.

                Section 6.5.            Leave of Absence Programs

Frontier shall be responsible for the administration and compliance of all leaves of absences and related programs (including, but not limited to, compliance with the United Services Employment and Reemployment Rights Act, the Family and Medical Leave Act or similar state laws) affecting Spinco Employees for the period at and after the Effective Time.

               Section 6.6.             Time-Off Benefits

The Frontier Group shall credit each Spinco Employee with the amount of accrued but unused vacation time, sick time and other time-off benefits (together the “Time-Off Benefits”) as such individual had with the Verizon Group or the Spinco Group as of the Effective Time and shall provide such individuals with the same rights, benefits, and entitlements in respect to such Time-Off Benefits as they were entitled to from the Verizon Group or the Spinco Group as of the Effective Time.  Verizon shall provide Frontier with accurate data regarding accrued but unused vacation time, sick time and other time-off benefits for all Spinco Employees as of a current date not less than fifteen (15) days before the date that Verizon reasonably estimates will be the Effective Time.

ARTICLE VII.
SAVINGS PLANS

Section 7.1.            Treatment of Savings Plan Accounts

(a)           Verizon shall cause the appropriate member of the Spinco Group to establish three defined contribution plans and trusts to be effective as of the Distribution Date for the benefit of Spinco Employees who participate in a Verizon Savings Plan immediately prior to the Distribution Date (the “Spinco Savings Plans”).  Two of the Spinco Savings Plans (the “Spinco Union Savings Plans”) shall be identical in all material respects to the Verizon Union Savings Plans, such that each Verizon Union Savings Plan shall have one and only one corresponding Spinco Union Savings Plan.  The third Spinco Savings Plan (the “Spinco Management Savings Plan”) shall be identical in all material respects to a combined version of the Verizon Management Savings Plans (which themselves are identical in all material respects).  Verizon shall provide Frontier with a copy of the Spinco Savings Plans prior to their adoption in order to provide Frontier an opportunity to comment on their form.  Verizon agrees to consult with Frontier and, subject to the obligations of the Parties under this Agreement, to reasonably consider such comments, but Frontier’s comments shall be advisory only and Verizon shall retain full discretion as to the form of the plans.  As of and from the Distribution Date and until the consummation of the Merger, Spinco and, as of and from the Effective Time, Frontier shall be responsible for taking or causing to be taken all necessary, reasonable and appropriate action to establish, maintain and administer the Spinco Savings Plans so that they qualify under Section 401(a) of the Code and the related trusts thereunder are exempted from Federal income taxation under Section 501(a)(1) of the Code.

                Section 7.2.            Assumption of Liabilities and Transfer of Assets.

(a)           Effective as of the Distribution Date, but subject to the asset transfer specified in Section 7.2(b) below, each Spinco Union Savings Plan shall assume and be solely responsible for all Liabilities for or relating to Spinco Employees under the applicable Verizon Union Savings Plan.  Effective as of the Distribution Date, but subject to the asset transfer specified in Section 7.2(b) below, the Spinco Management Savings Plan shall assume and be solely responsible for all Liabilities for or relating to Spinco Employees under the Verizon Management Savings Plans.  Frontier shall be solely responsible for all ongoing rights of or relating to Spinco Employees for future participation (including, but not limited to, the right to make contributions through payroll deductions) in the Spinco Savings Plans.

(b)           Effective as of or as soon as administratively practicable after the Distribution Date, Verizon shall cause the account balances (including, but not limited to, any outstanding loan balances) in the applicable Verizon Savings Plan attributable to Spinco Employees to be transferred to the corresponding Spinco Savings Plan in cash and in-kind (including, but not limited to, participant loans), provided that, with respect to any in-kind transfers other than participant loans, Frontier shall receive sixty (60) days notice of such transfers and shall have an opportunity to comment on them.  Frontier’s comments shall be advisory only and Verizon shall retain full discretion as to the type of transfers to be made, but Verizon shall not transfer any asset in kind which Frontier reasonably determines is not readily tradable or capable of being valued on a substantial and established market (except with respect to any participant loans or any other transfers otherwise agreed to by the Parties).  Subject to the immediately preceding sentence, if prior to the Effective Time, Spinco, and if after the Effective Time, Frontier shall cause each Spinco Savings Plan to accept such transfer of accounts and underlying assets and, effective as of the date of such transfer, to assume and to fully perform pay or discharge, all obligations of the Verizon Savings Plans relating to the accounts of Spinco Employees (to the extent those assets related to those accounts are actually transferred from a Verizon Savings Plan).  The transfers shall be conducted in accordance with Section 414(l) of the Code, Treasury Regulation Section 1.414(l)-1, and Section 208 of ERISA.

ARTICLE VIII.
EQUITY BASED INCENTIVE AWARDS

               Section 8.1.             General Treatment of Outstanding Awards

Verizon shall retain all Liabilities in respect of all stock based incentive compensation awards granted to Spinco Employees and Former Spinco Employees that are outstanding as of the Effective Time, whether or not such awards would be settled in stock or cash (the “Outstanding Awards”), and Frontier shall assume no Liabilities with respect to such Outstanding Awards.  In addition, Verizon shall retain all other obligations related to the Outstanding Awards, including, but not limited to, all responsibility for the administration and settlement of such Outstanding Awards.

                Section 8.2.            Outstanding Options

Each Outstanding Award that is an option in respect of Verizon Common Stock granted under a Verizon Plan that is held by a Spinco Employee as of the Effective Time (each, an “Original Option”) shall remain an option in respect of Verizon Common Stock subject to a Verizon Plan (each, a “Remaining Option”).  Subject to any limitation required to comply with the provisions of Section 409A of the Code, each Remaining Option held by any person who is or becomes a Spinco Employee at the Effective Time shall remain exercisable until the expiration of the stated term of the Original Option.  In the event that the fair market value of the Verizon Common Stock decreases at the Effective Time, the exercise price and number of shares subject to each Remaining Option shall be adjusted pursuant to the terms of the applicable Verizon Plan but in a manner consistent with the requirements of Section 424 of the Code.  As a result, the Remaining Option shall be adjusted in accordance with clauses (A) and (B) below (to be interpreted and applied in such a way as to minimize any adverse consequences from any possible application of FAS 123R and Section 409A of the Code to such conversions):

(A)           the number of shares of Verizon Common Stock subject to such Remaining Option shall be equal to the product of (x) the number of shares of Verizon Common Stock subject to the corresponding Original Option immediately prior to the Effective Time and (y) the Verizon Share Ratio, with fractional shares rounded down to the nearest whole share; and

(B)           the per-share exercise price of such Remaining Option shall be equal to the quotient of (x) the per-share exercise price of the corresponding Original Option immediately prior to the Effective Time and (y) the Verizon Share Ratio, rounded up to the nearest whole cent.

                Section 8.3.            Treatment of Outstanding Verizon RSU and PSU Awards

(a)           Generally.  Each individual who holds an Outstanding Award that is a Restricted Stock Unit (each, an “RSU”) or a Performance Share Unit (each, a “PSU”) that relates to Verizon Common Stock and that was granted under a Verizon Plan, shall continue to hold such RSU or PSU after the Effective Time under such Verizon Plan, provided that with respect to each such outstanding award, there shall be credited by Verizon on behalf of each holder thereof a dividend equivalent amount equal to the opening cash value on the day following the completion of the Distribution, of the number of shares of Spinco Common Stock that would have been distributed to such holders had each such RSU or PSU award been outstanding shares of Verizon Common Stock.  For the avoidance of doubt, Verizon shall remain liable for all outstanding RSUs and PSUs, and Frontier shall have no Liability with respect to any RSU or PSU.

(b)           Performance Conditions/Board Approval.  Notwithstanding anything else contained herein to the contrary, nothing in this Section 8 shall be construed or interpreted to modify, waive, eliminate or otherwise alter any performance conditions required to be satisfied for a Spinco Employee or employee of any member of the Verizon Group to become vested in any Outstanding Award (including, but not limited to, any PSU).  Moreover, any requirement for approval by the Verizon Board or a duly authorized committee thereof of the level of achievement against any such performance restrictions applicable to such Outstanding Award shall continue to apply on the same basis as they did prior to the Effective Time.

(c)           Vesting of PSUs and RSUs.  Any outstanding PSU or RSU awards granted by Verizon that are held by a Spinco Employee at the Effective Time shall immediately vest in full on the Distribution Date, subject, if applicable, to the achievement of any applicable performance criteria and the approval thereof by the Verizon Board or a duly authorized committee thereof.  Each such award will be paid by Verizon in the ordinary course during the first seventy-five (75) days of the first quarter of the calendar year next following the applicable performance period for which, and subject to the extent to which, it becomes payable.

Any Outstanding Award that is a chairman’s award will be treated in substantially the same manner and subject to substantially the same conditions outlined above with respect to annual RSU grants, that is, each such chairman’s award will be appropriately adjusted to reflect the distribution of Spinco, will be deemed immediately vested on the Distribution Date and will be paid by Verizon promptly on the regularly scheduled payment date after the end of the applicable award cycle.

Section 8.4.            Treatment of Verizon Options Outstanding at the Record Date, but Exercised Prior to the Distribution Date.

At the discretion of, and subject to such terms and conditions as shall be established by the appropriate committee of its Board of Directors, Verizon may provide that any stock option in respect of Verizon Common Stock granted under a Verizon Plan that is (i) held as of the Record Date by either a Spinco Employee or a Verizon Employee or a permitted transferee of any such employee, and (ii) is exercised by such holder following the Record Date and prior to or on the Distribution Date (each, a “Record Date Option”), shall be adjusted pursuant to the terms of the plan document governing such Record Date Option to entitle such holder to participate in the Distribution and to receive, as of the Distribution Date and in addition to the number of shares of Verizon Common Stock deliverable upon the exercise of such Record Date Options, the number of shares of Spinco Common Stock which such person would have received had such person been a Verizon stockholder on the Record Date.  If the appropriate committee of the Verizon Board of Directors does not exercise its discretion to adjust any stock options in respect of Verizon Common Stock in the manner permitted under the immediately preceding sentence, the number of Record Date Options for purposes of this Agreement and the Distribution Agreement shall be zero.

Section 8.5.            Treatment of Outstanding Frontier Equity Awards.

Prior to the Effective Time, the appropriate committee of the Board of Directors of Frontier shall take any and all actions that it shall deem necessary or appropriate, in accordance with its authority under each of the equity incentive plans of Frontier (the “Frontier Equity Plans”) under which there shall be outstanding at the Effective Time any stock options, stock appreciation rights, restricted stock or other forms of compensatory equity-based compensation awards (the “Frontier Equity Awards”), to prevent the accelerated vesting or exercisability of, or the waiver of any service or other conditions associated with, such Frontier Equity Awards solely in connection with the consummation of the transactions contemplated in the Merger Agreement.

ARTICLE IX.
SHORT TERM INCENTIVES AND SALES COMMISSION PROGRAMS

                Section 9.1.            Incentive and Commission Plans

Verizon or a member of the Verizon Group shall pay any amounts that are due and payable under the Sales Commission Programs to Spinco Employees prior to the Effective Time.  The Frontier Group shall be responsible for all Liabilities under each Short Term Incentive Plan and each Sales Commission Program for amounts that become due and payable in accordance with the terms of such plans and programs on or after the Effective Time.  The Frontier Group shall maintain in effect the Short Term Incentive Plans and each Sales Commission Program until the end of the calendar year in which the Effective Time occurs; provided, however, Frontier shall have the right to amend each such Short Term Incentive Plan and Sales Commission Program as necessary to reflect the changes resulting from the Merger, including, without limitation, changes to the performance metrics under such plans and programs to use Frontier performance metrics similar to the metrics used for other similarly situated Frontier employees.

ARTICLE X.
DEFERRED COMPENSATION PLANS

                Section 10.1.          Generally

Verizon shall retain all Liabilities for, and all responsibility related to the administration and distribution of, any benefits accrued by Spinco Employees and Former Spinco Employees under the EDP, ESP and IDP.

               Section 10.2.           Treatment of Balances

All unvested account balances under the EDP and ESP shall vest at the Effective Time.  Any Spinco Employee who is a participant in the EDP, ESP or IDP, shall be paid out at such time and in such manner as determined in accordance with the terms of the relevant plan.  Notwithstanding the foregoing, any and all distributions from the EDP, ESP and IDP shall, to the extent applicable, be administered in a manner consistent with the provisions of Section 409A of the Code and the regulations promulgated thereunder.

ARTICLE XI.
ASSUMPTION OF LIABILITIES

                Section 11.1.          Assumption of Liabilities

(a)           By Spinco.  Except as otherwise expressly provided for in this Agreement, not later than the Distribution Date, Spinco shall or shall cause a member of the Spinco Group to assume, perform, and discharge all of the following, regardless of when or where such Liabilities arose or arise or are incurred:

(i)             all Liabilities to or relating to Spinco Employees and their dependents and beneficiaries, to the extent relating to, arising out of or resulting from employment with any member of the Verizon Group or the Spinco Group on or prior to the Distribution Date, including, but not limited to, all Liabilities governed by the ILEC CBAs or any Spinco Benefit Agreement identified on Schedule 5.12(a)(ii) of the Spinco Disclosure Letter, but excluding all Liabilities retained by Verizon as provided in this Agreement including, but not limited to, the Liabilities retained by Verizon pursuant to Section 11.1(c) below; and

(ii)            all other Liabilities relating to, or arising out of, or resulting from obligations, liabilities, and responsibilities expressly assumed or retained by Spinco or a member of the Spinco Group pursuant to this Agreement or the ILEC CBAs.

(b)           By Frontier.  At the Effective Time, Frontier shall or shall cause a member of the Frontier Group or a Spinco Plan to assume, perform, and discharge all Spinco Liabilities, regardless of when or where such Liabilities arose or arise or are incurred.  To the extent that any Frontier Subsidiary is responsible for any of the Spinco Liabilities, each member of the Frontier Group shall be jointly and severally liable for the payment of such Liabilities by such Frontier Subsidiary.

           (c)           By Verizon.  Verizon shall or shall cause the applicable Verizon Plan or Verizon Group member to retain and discharge all of the following:

(i)           all Liabilities to or relating to Retained Employees and Former Spinco Employees, and any individuals who are not Spinco Employees (and the foregoing’s dependents and beneficiaries), to the extent relating to, arising out of or resulting from former, present, or future employment with the Verizon Group, including, but not limited to, all Liabilities governed by the collective bargaining agreements that cover Retained Employees, Former Spinco Employees, and any individuals who are not Spinco Employees (and the foregoing’s dependents and beneficiaries);

(ii)           all Liabilities arising under the Verizon Business Plans;

(iii)           all Liabilities with respect to Outstanding Awards;

(iv)           all Liabilities under the EDP, ESP or IDP;

(v)           all Liabilities expressly assumed or retained under Sections 2.1(b)(ii), 5.2(c)(vi) and 6.1(a);

(vi)           all Liabilities under the Sales Commission Programs for amounts that become due and payable under the terms of such programs prior to the Effective Time; and

(vii)          all other Liabilities relating to, or arising out of, or resulting from obligations, liabilities, and responsibilities expressly assumed or retained by a member of the Verizon Group or a Verizon Plan pursuant to this Agreement or the collective bargaining agreements that cover Retained Employees, Former Spinco Employees, and any individuals who are not Spinco Employees (and the foregoing’s dependents and beneficiaries).

To the extent that any Verizon Subsidiary is responsible for any of the Liabilities listed above or in Section 11.1(a), Verizon and each member of the Verizon Group shall be jointly and severally liable for the payment of such Liabilities by such Verizon Subsidiary.

(d)           Allocation of Liabilities among Verizon, Spinco and Frontier with respect to grievances and demands for arbitration pending as of the Effective Time shall be as set forth in Sections 11.1(a), (b) and (c).  Verizon shall retain liability for such claims relating solely to Verizon Employees or the Verizon Business and, except as provided in Section 11.1(c), Frontier shall assume liability for such claims relating solely to the Spinco Employees or the Spinco Business.

(e)           The procedures for resolving and defending any grievances and demands for arbitrations pending as of the Effective Time that relate to both Verizon Employees and Spinco Employees or to both the Spinco Business and the Verizon Business or to both Verizon and Frontier, shall be set forth in the Joint Defense Agreement, as defined in the Merger Agreement.

                Section 11.2.          Reimbursement

(a)           By Frontier.  From time to time after the Effective Time, Frontier shall promptly reimburse Verizon, but in no event more than fifteen (15) business days after delivery by Verizon of an invoice therefor containing reasonable substantiating documentation of such costs and expenses, for the cost of any obligations or Liabilities that Verizon or a Verizon Plan elects to, or is compelled to, pay or otherwise satisfy, that are or that pursuant to this Agreement have become, the responsibility of Frontier or any Frontier Subsidiary; provided, however, that if payment in respect of any such Liability is made by a Verizon Plan, Frontier or the appropriate Spinco Plan shall reimburse the Verizon Plan directly.

(b)           By Verizon.  From time to time after the Effective Time, Verizon shall promptly reimburse Frontier, but in no event more than fifteen (15) business days after delivery by Frontier of an invoice therefor containing reasonable substantiating documentation of such costs and expenses, for the cost of any obligations or Liabilities that Frontier or a Spinco Plan elects to, or is compelled to, pay or otherwise satisfy, that are or that pursuant to this Agreement have become, the responsibility of Verizon; provided, however, that if payment in respect of any such Liability is made by a Spinco Plan, Verizon or the appropriate Verizon Plan shall reimburse such Spinco Plan directly.

                Section 11.3.          Indemnification

(a)           Frontier and any member of the Frontier Group responsible for operating the Spinco Business after the Effective Time, shall indemnify, defend and hold harmless the Verizon Indemnitees from and against all Indemnifiable Losses arising out of or due to (i) the failure of any member of the Frontier Group to pay, perform, discharge or satisfy any Liabilities assumed in Section 11.1(b) of this Agreement (other than any Liabilities which arise due to the failure of Verizon to satisfy its obligations under Article VIII hereof or to satisfy any Liability assumed in Section 11.1(a) and (c) hereof), and (ii) any other breach of the duties or obligations of any member of the Frontier Group, as set forth in this Agreement.  Frontier shall take commercially reasonable efforts to procure insurance against any Indemnifiable Losses arising from the obligations set forth in this Agreement.

(b)           Verizon shall indemnify, defend and hold harmless the Frontier Indemnitees from and against all Indemnifiable Losses arising out of or due to (i) the matters discussed in Section 5.2(c)(vi) hereof, (ii) the failure of any member of the Verizon Group to pay, perform, discharge or satisfy any Verizon Liabilities (other than Verizon Liabilities which arise due to the failure of any member of the Frontier Group or any Spinco Plans to satisfy any liabilities assumed by Frontier in Section 11.1(b) hereof) and (iii) any other breach of the duties and obligations of any member of the Verizon Group, as set forth in this Agreement.  Verizon shall take commercially reasonable efforts to procure insurance against any Indemnifiable Losses arising from the obligations set forth in this Agreement.

                Section 11.4.          Procedures for Indemnification for Third-Party Claims.

Except as specifically set forth in this Agreement, in the event that Verizon or any other Verizon Indemnitee shall seek indemnification in respect of any Frontier Liabilities, or Frontier or any Frontier Indemnitee shall seek indemnification in respect of any Verizon Liabilities, such person shall comply with and follow the procedures regarding indemnification set forth in Article X of the Merger Agreement, which shall apply to claims for indemnification hereunder in the same manner as though such claims were eligible for indemnification under the Merger Agreement, but assuming that such claims were not subject to any limitation on the ability to claim indemnification under such Merger Agreement.

                Section 11.5.          Reductions for Insurance Proceeds and Other Amounts.

(a)           The amount that any Indemnifying Party is or may be required to pay to any Indemnitee pursuant to this Article XI shall be reduced (retroactively or prospectively) by (i) any insurance proceeds or other amounts actually recovered from third parties by or on behalf of such Indemnitee in respect of the related Indemnifiable Losses arising from the obligations set forth in this Agreement (net of all costs of recovery, including, but not limited to, deductibles, co-payments or other payment obligations) and (ii) any tax benefit actually realized by the Indemnitee in respect of the related Indemnifiable Losses arising under the obligations set forth in this Agreement.  The existence of a claim by an Indemnitee for insurance or against a third party in respect of any Indemnifiable Loss or the availability of potential tax benefits shall not, however, delay or reduce any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by an Indemnifying Party.  The Indemnifying Party shall make payment in full of such amount so determined to be due and owing by it and, if, and to the extent that, there exists a claim against any third party (other than an insurer) in respect of such Indemnifiable Loss, the Indemnitee shall assign such claim against such third party to the Indemnifying Party.  Any tax benefit actually received by an Indemnified Party shall be paid over to the Indemnifying Party to the extent such tax benefit relates to an Indemnifiable Loss for which indemnification has already been received.  Notwithstanding any other provisions of this Agreement, it is the intention of the Parties hereto that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions or (ii) relieved of the responsibility to pay any claims for which it is obligated.  If an Indemnitee shall have received the payment required by this Agreement from an Indemnifying Party in respect of any Indemnifiable Losses and shall subsequently actually receive insurance proceeds, tax benefits or other amounts in respect of such Indemnifiable Losses, then such Indemnitee shall hold such insurance proceeds in trust for the benefit of such Indemnifying Party and shall promptly pay to such Indemnifying Party a sum equal to the amount of such insurance proceeds, tax benefits or other amounts actually received, up to the aggregate amount of any payments received from such Indemnifying Party pursuant to this Agreement in respect of such Indemnifiable Losses.

(b)           In the event that any claim is made by, on behalf of or in respect to a Spinco Employee against any member of the Frontier Group or the Spinco Group, or in respect of any Spinco Plans for which insurance and/or insurance reimbursement may be available under a Policy in accordance with the provisions of Section 6.5 of the Distribution Agreement, then solely for purposes of Section 6.5 of the Distribution Agreement, such claim shall be treated as a Spinco Liability under the Distribution Agreement.  The purpose of this provision is to make available to Frontier the benefit of any Policy solely to the extent that benefits under such Policy would be available to Frontier were Liabilities addressed in this Agreement not excluded from the definition of Spinco Liabilities under the Distribution Agreement, and this provision shall not be construed to expand or otherwise alter the terms of such Section 6.5 of the Distribution Agreement or the definition of Liabilities in this Agreement. For purposes of this Section 11.5(b), the term “Policy” shall have the meaning ascribed to it in the Distribution Agreement.

                Section 11.6.          Contribution

(a)           If the indemnification provided for in this Article XI is unavailable to, or insufficient to hold harmless, any Indemnitee in respect of any Losses for which indemnification is provided for herein, then the relevant Indemnifying Party shall contribute to the Losses for which such indemnification is unavailable or insufficient in such proportion as is appropriate to reflect the relative fault of such Indemnifying Party and such Indemnitee in connection with the circumstances which resulted in such Losses as well as any other relevant equitable considerations.

(b)           The relative fault of Verizon and Frontier shall be determined by reference to, among other things, the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent the applicable act, failure to act, statement or omission that is the basis for the Liability (the “Liability Event”), and whether the Liability event occurred because of one Party’s reasonable reliance on the other.

(c)           Verizon and Frontier agree that it would not be just and equitable if contribution pursuant to this Section 11.6 were determined by any method of allocation which does not take account of the equitable considerations referred to in Section 11.6(b).  The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an Indemnitee shall be deemed to include any legal or other expenses reasonably incurred by such Indemnitee in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

Section 11.7.          Consequential Damages

In no event shall an Indemnifying Party be liable for any Indemnitee’s special, punitive, exemplary, incidental, consequential or indirect damages, or lost profits, whether based on contract, tort, strict liability, other law or otherwise.

                Section 11.8.          Joint Defense and Cooperation

Any Third Party Claim, including, but not limited to, administrative proceedings, governmental investigations, and lawsuits in which both a member of the Verizon Group and a member of the Frontier Group are, or reasonably may be expected to be, named as parties, or that otherwise implicates both a member of the Verizon Group and a member of the Frontier Group to a material degree, shall be handled by the Parties in accordance with the terms of the Joint Defense Agreement, as defined in the Merger Agreement.

ARTICLE XII.
GENERAL AND ADMINISTRATIVE

                Section 12.1.          Cooperation

(a)           General.  Each of the Parties hereto will use its commercially reasonable efforts to promptly take, or cause to be taken, any and all actions and to do, or cause to be done, any and all things necessary, proper and advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement, including without limitation, adopting plans or plan amendments.  Each of the Parties hereto shall cooperate fully on any issue relating to the transactions contemplated by this Agreement for which the other Party seeks a determination letter or any other filing, consent, or approval with respect to governmental authorities regarding a benefit plan.

(b)           Cooperation in Benefits, Plan, and Other Employee Transition.  Without limitation, the Parties’ cooperation under this Agreement shall include Verizon (and its employees and agents) acting to provide Frontier (and its employees and agents) with all information that is reasonably requested by Frontier in connection with meeting, and reasonably necessary for Frontier to comply with, its obligations under this Agreement, including but not limited to, in connection with providing compensation, benefits, hours and terms and conditions of employment of Represented Employees that are governed by the ILEC CBAs, establishing and administering Frontier’s ongoing benefit plans for Spinco Employees, and assessing appropriate insurances for the period on and after the Effective Time.  The information to be provided to Frontier (and its employees and agents) shall include, without limitation, names of employees anticipated to be assigned to Spinco and their respective work status, demographics and data; plan records; underwriting and risk assessment information; records relating to worker’s compensation claims; records related to collective bargaining and the processing of grievances (including, but not limited to all transcripts of negotiations, written proposals and negotiation binders); access to any information related to prior events and past practice that become relevant in future arbitrations; and periodic updates on the foregoing; in each case, so long as such information is reasonably necessary for Frontier to comply with its obligations under this Agreement.  Such information may be requested by Frontier at any time following the date the Merger Agreement is executed and extending following the Effective Time as long as Frontier reasonably has a need for such information, and shall be provided by Verizon or a Verizon agent as soon as reasonably practicable without incurring undue expense (with any increased third party cost being borne by Frontier) and in a de-identified format to the extent necessary to comply with privacy provisions of federal or applicable state law.  With respect to any proposed changes to the Verizon Plans applicable to Spinco Employees following the date the Merger Agreement is executed (such as benefit changes for 2010), Verizon shall provide Frontier information regarding such proposed changes prior to implementation of such changes for informational purposes only.  After the date the Merger Agreement is executed, Verizon shall provide or cause to be provided to Frontier, copies of all summary plan descriptions, summaries of material modification, and enrollment materials from Verizon or a third party on behalf of Verizon or a Verizon Plan to employees who are likely to be Spinco Employees, at the same time such communications are given to the employees.  The Parties’ cooperation under this Agreement shall also include, without limitation, Frontier (and its employees and agents) acting to provide Verizon (and its employees and agents) with all information that is reasonably requested and necessary for Verizon to administer the EDP, ESP and IDP with respect to Spinco Employees that are participants in such plans.

                Section 12.2.          Consent of Third Parties

If any provision of this Agreement is dependent on the consent of any third party (such as a vendor) and such consent is withheld, the Parties shall use their reasonable best efforts to implement the applicable provisions of this Agreement to the full extent practicable.  If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, the Parties shall negotiate in good faith to implement the provision in a mutually satisfactory manner.  The phrase “reasonable best efforts” as used in this Agreement shall not be construed to require the incurrence of any non-routine or commercially unreasonable expense or liability or the waiver of any right.

                Section 12.3.          Survival

This Agreement shall survive the Effective Time.

                Section 12.4.          Interpretation

(a)           Nothing in this Agreement shall in any way limit the rights of Frontier under Section 7.24 of the Merger Agreement.

(b)           Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires.  The terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all Exhibits hereto) and not to any particular provision of this Agreement.  The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified.  The word “or” shall not be exclusive.

                Section 12.5.          No Third Party Beneficiary

(a)           Nothing in this Agreement shall confer upon any person (nor any beneficiary thereof) any rights under or with respect to any plan, program, agreement or arrangement described in or contemplated by this Agreement and each person (and any beneficiary thereof) shall be entitled to look only to the express terms of any such plan, program, agreement or arrangement for his, her or its rights thereunder.  The purpose of this Agreement is to specify the respective potential responsibilities and obligations of Verizon and Frontier (and their respective affiliates) as between each other, but it does not affect, impair, enhance, modify, construe or interpret the rights of any Verizon Employee or Spinco Employee under or in respect of any such plan, program, agreement or arrangement.

(b)           Nothing in this Agreement shall create any right of a Person to object or to refuse to assent to the assumption of or succession to, by any member of the Spinco Group or the Frontier Group, any benefit plan, collective bargaining agreement or other agreement relating to conditions of employment, termination of employment, severance or employee benefits, nor shall this Agreement be construed as recognizing that any such rights exist.

(c)           Nothing in this Agreement shall amend or shall be construed to amend, or interpret the terms of, any plan, program, agreement or arrangement described in or contemplated by this Agreement (other than to change the sponsor of a plan in accordance with the express terms hereof).

               Section 12.6.           Notices

Any notice, demand, claim, or other communication under this Agreement shall be in writing and shall be deemed given to a Party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier services (costs prepaid); (b) sent by facsimile with conformation or transmission; (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses and facsimile numbers and marked to the attention of the person designated below (or to such other address, facsimile number or person as a party may designate by notice to the other Parties:

(a)           If to Spinco (prior to the Effective Time) or Verizon, to:

Verizon Communications Inc.
140 Verizon Street
New York, NY 10007
Facsimile:
Attn:  Marianne Drost
    Senior Vice President, Deputy General Counsel and
    Corporate Secretary

With copies to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022

Facsimile: (212) 909-6836
Attn:  Jeffrey J. Rosen
   Kevin M. Schmidt

(b)           If to Frontier, to:

Frontier Communications Corporation
3 High Ridge Park
Stamford, CT 06905
Facsimile: 203-614-4661
Attn: Donald R. Shassian
Executive Vice President and Chief Financial Officer
and
Frontier Communications Corporation
3 High Ridge Park
Stamford, CT 06905
Facsimile: 203-614-4651
Attn:  Hilary E. Glassman
           Senior Vice President, General Counsel and Secretary

With copies to (which shall not constitute notice):

Kilpatrick Stockton LLP
Suite 900
607 14th Street, NW
Washington, DC  20005-2018
Attn:  Mark D. Wincek

and

Cravath, Swaine & Moore LLP
825 Eighth Avenue
New York, NY  10019
Facsimile:  (212) 474-3700
Attn:  Robert I. Townsend, III
           Craig F. Arcella

Section 12.7.          Governing Law; Jurisdiction.  This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws rules thereof to the extent such rules would require the application of the law of another jurisdiction.  Except as provided in Section 5.2(b) with respect to any disagreement regarding the calculation of any Pension Plan Asset Transfer Amount, the state or federal courts located within the City of New York shall have exclusive jurisdiction over any and all disputes between the parties hereto, whether in law or equity, arising out of or relating to this agreement and the agreements, instruments and documents contemplated hereby and the parties consent to and agree to submit to the exclusive jurisdiction of such courts.  Each of the Parties hereby waives and agrees not to assert in any such dispute, to the fullest extent permitted by applicable law, any claim that (i) such Party is not personally subject to the jurisdiction of such courts, (ii) such party and such Party’s property is immune from any legal process issued by such courts or (iii) any litigation or other proceeding commenced in such courts is brought in an inconvenient forum.

                Section 12.8.          Waiver of Jury Trial.

EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

                Section 12.9.          Specific Performance.

The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that, after the Distribution, the parties shall be entitled to specific performance of the terms hereof to the extent such terms impose obligations that are to be performed after the Distribution, in addition to any other remedy at law or in equity.

                Section 12.10.        No Assignment; No Amendment; Counterparts

This Agreement may not be assigned by either Party (except by operation of law) without the written consent of the other, and shall bind and inure to the benefit of the Parties hereto and their respective successors and permitted assignees.  This Agreement may not be amended or supplemented except by an agreement in writing signed by Verizon, Spinco, and Frontier.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each Party has caused its duly authorized officer to execute this Agreement, as of the date first written above.

Date:	May 13, 2009	VERIZON COMMUNICATIONS INC.
/s/ John W. Diercksen
John W. Diercksen
Executive Vice President Strategy, Planning and Development

Date:	May 13, 2009	NEW COMMUNICATIONS HOLDINGS INC.
/s/ Stephen E. Smith
Stephen E. Smith
Vice President

Date:	May 13, 2009	FRONTIER COMMUNICATIONS CORPORATION
/s/ Donald R. Shassian
Donald R. Shassian
Executive Vice President and Chief Financial Officer

EXHIBIT A – ACTUARIAL ASSUMPTIONS AND METHODS FOR PENSION ASSET TRANSFER

EXHIBIT B – SALES COMMISSIONS PROGRAMS

EXHIBIT C– SHORT TERM INCENTIVE PROGRAMS

EXHIBIT 2.1 – COLLECTIVE BARGAINING AGREEMENTS

SCHEDULE 4.1 (d) – MINIMUM SEVERANCE BENEFITS FOR NON-UNION EMPLOYEES

SCHEDULE 4.1.(e) – PERFORMANCE AND BONUS OPPORTUNITIES

SCHEDULE 5.2(c)(ii) – LETTER OF DIRECTION